EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

            We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-127773, of Linkwell Corporation and the related prospectuses of our audit report dated February 16, 2007 with respect to the consolidated balance sheet at December 31, 2006 and the consolidated statements of operations, shareholders' equity and cash flows of Linkwell Corporation and its subsidiaries for the year ended December 31, 2006 appearing in the Form 10-KSB for the year ended December 31, 2006.


/s/ Sherb & Co., LLP
Certified Public Accountants


Boca Raton, Florida
April 2, 2007


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